EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Remote Dynamics, Inc. (formerly Minorplanet Systems USA, Inc.) (the “Company”) and subsidiaries on Form S-3 of our report dated November 7, 2003, relating to the consolidated financial statements of the Company and subsidiaries as of August 31, 2003 and 2002, for the year ended August 31, 2003 and the eight month period ended August 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs concerning the Company’s ability to continue as a going concern, the adoption of SFAS No. 145, and the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations) appearing in the Annual Report on Form 10-K, as amended, of the Company for the year ended August 31, 2003 and of our report dated November 7, 2003 relating to the financial statement schedules appearing elsewhere in the Annual Report on Form 10-K, as amended, of the Company for the year ended August 31, 2003. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Dallas, Texas
November 23, 2004